EXHIBIT 10.14

May 23, 2008

Brad Conner

Dear Brad:

On behalf of RBS Citizens, N.A. (“Citizens”) I am pleased to extend you an offer of employment on the following terms and conditions, including your commencing employment with Citizens on or before Monday, June 30, 2008.

I am pleased to confirm our offer for you to join Citizens as the Vice Chairman, Head of Consumer Lending reporting to Jim Connolly, President of RBS Citizens, or other such person as Citizens may specify from time to time. Citizens reserves the right to transfer your employment to any existing or future parent, subsidiary, affiliate, division, branch of Citizens or their respective successors (collectively “affiliates”). Your employee number will be determined when your start date is confirmed.

COMPENSATION

•	You will be paid a biweekly salary of $23,076.92, which amounts to $600,000.00 on an annualized basis.

•	In addition, you will be eligible for consideration for an annual discretionary bonus based on factors determined by Citizens in its sole discretion, in accordance with Citizens policy. Such factors may include your performance and the performance of Citizens. You will only be eligible for consideration to receive any such discretionary bonus for any year if you have not received or given any notice of termination or resignation prior to the date on which such bonuses for the applicable year are paid to employees. Currently, the target incentive award opportunity for your position is 160% percent of your annual base salary. This payment is generally prorated based on your start date and the specific guidelines listed in the Plan, but as per our conversation, we will guarantee your 2008 bonus to be $1,000,000. Guaranteed amounts are not eligible for deferral. Should you leave the organization prior to the payment date in 2009, you will forfeit this bonus. Eligibility in a Plan does not guarantee payment.

•	You will also be eligible to participate at the sole discretion of the Royal Bank of Scotland Group (“RBS”) Remuneration Committee, in RBS’ long-term incentive plans. Your eligibility for participation will be in line with the normal practice for RBS’ North American businesses. Your target award is 68% of your current base salary ($408,000) for the calendar year of 2008. The opportunity range is 61 – 75% based on your annual performance rating. Eligibility does not guarantee payment.

•	In consideration of your joining Citizens, we will pay you a one-time, sign-on bonus of $400,000. This amount will be grossed up for tax purposes to off set your financial burden of the Forgiveness Loan you have received from JP Morgan Chase. This will be paid on or around your first thirty days of employment. Please be advised that should you resign, give notice of resignation or be terminated for cause from Citizens within twelve months of your start date, you will be required to re-pay this bonus on a pro-rated basis.

•	You will receive the equivalent of $1,850,000 of RBS Equity to off set the value of your unvested JP Morgan Chase portfolio. We will base the number of shares on the stock price at the close of the market on the day you join the Bank. This stock will be customized to reflect the vesting schedule of your current JP Morgan Chase portfolio.

•	You are eligible to participate in the RBS Citizens, N.A. Nonqualified Deferred Compensation Plan. This plan is a tax deferred savings program which allows you to defer, on a pre-tax basis, a percentage of your base salary as well as a percentage of selected incentive awards earned for the period ending December 31, 2008. You will have thirty days from the start of your employment to make a deferment decision.

•	All amounts of compensation paid to you shall be paid subject to applicable taxes and deductions, and, if applicable, in compliance with the provisions of Internal Revenue Code Section 409A.

BENEFITS

•	You will be eligible to enroll in most of Citizens Financial Group, Inc.’s benefit plans on the first of the month following your start date. You will receive a Notice to Enroll in your home mail with information on how to enroll online at www.CFGConnections.com approximately two weeks from your start date. You can find detailed information online about your eligibility (see “Benefit Highlights”) and all the benefits on CFGConnections.com.

•	Based on the month in which you start you are eligible for a pro-rated maximum vacation allowance of ten days in 2008. Your annualized amount is twenty days in addition to the ten paid holidays that Citizens recognizes annually. You are also eligible to receive your birthday off which can be scheduled with your managers’ approval.

•	We will assist you with relocation expenses associated with your move from Arizona to Rhode Island. Other details of our relocation package are enclosed. You will receive an additional $75,000 (less applicable taxes) to assist you with any out of pocket relocation expenses. Please be advised that, should you voluntarily resign from Citizens within twelve months of your start date, you will be responsible for reimbursing Citizens for all relocation costs previously paid under this relocation plan. Should you be discharged for cause, eligibility for benefits under this policy will cease and no further reimbursements will occur. This includes expenses incurred but. not yet reimbursed. By signing below you agree that we may deduct money from your final paycheck to convey such repayment.

NOTICE OF INTENT TO LEAVE AND NON-SOLICITATION

You agree that you will provide Citizens with 60 days prior written notice of your intent to leave the employ of Citizens for any reason. During any period of required notice you will continue to be an employee and you will continue to be entitled to receive your base salary (but not a bonus). Your fiduciary duties and other obligations as an employee of Citizens will continue and you will cooperate in the transition of your responsibilities. Citizens shall, however, have the right, in its sole discretion, to direct that you no longer come in to work.

You also agree that during your employment and for 12 months following your termination of employment for any reason, you will not directly or indirectly solicit, hire, or assist in soliciting or hiring any person who is employed during such period by Citizens or its affiliates; nor will you directly or indirectly induce any such person to terminate his or her employment or accept employment with anyone other than Citizens or its affiliates. You also agree that during your employment and for 6 months following your termination of employment for any reason, you will not directly or indirectly solicit, or assist in soliciting for business any customer introduced to you by Citizens or its affiliates, or any customer of Citizens or its affiliates with whom you had contact during your employment by Citizens nor will you induce or encourage any such customer to terminate its relationship with Citizens or its affiliates or to divert business away from Citizens or its affiliates.

You agree that the foregoing provisions related to Notice of Intent to Leave and Non-Solicitation are reasonable and that in the event you violate any of them, you acknowledge that Citizens will be subject to irreparable harm entitling it, in addition to statutory or common law remedies, to immediate injunctive or other equitable relief. You also agree to reimburse Citizens for reasonable attorney’s fees and costs incurred by Citizens in any action to enforce its rights under this agreement in which Citizens prevails.

EMPLOYEE REPRESENTATIONS

In accepting this offer, you represent and warrant to Citizens that you are not subject to any agreement or understanding with any current or prior employer or business (or any other entity or person) which would in any manner preclude you from fulfilling any of the duties or obligations you would have with Citizens or which would result in any additional payment from Citizens. You further recognize and agree that, to the extent you possess any confidential, proprietary or trade secret information of a third party, you may not and shall not use or disclose such information in performing your duties for Citizens.

You have provided Citizens with copies of certain documents relating to grants made to you under JP Morgan Chase’s 1996 and 2005 Long-Term Incentive Plans (“JP Morgan Documents”). Citizens has reviewed the JP Morgan Documents and the restrictive covenants contained therein that purport to restrict your post-employment activities. The JP Morgan Documents generally state that, for a period of one year following your termination of employment, you will not directly or indirectly, whether on your own behalf or on behalf of another party: (1) solicit, induce or encourage any JP Morgan Chase employee to leave JP Morgan Chase, (2) hire any employee or former employee of JP Morgan Chase who was employed on the date of your termination (unless that employee was terminated due to a position elimination or terminated more than six months prior to their date of hire by Citizens), or (3) solicit, induce, divert or attempt to solicit induce or divert any of JP Morgan Chase’s current customers, suppliers or other entities or persons serviced by you or whose names became known to you during your employment with JP Morgan Chase, or otherwise interfere with JP Morgan Chase’s relationships with its current customers, supplier or other entities or persons. The JP Morgan Documents state that you are not prohibited from doing business with “publicly known institutional customers,” provided that you do not rely on JP Morgan Chase’s confidential information. The JP Morgan Documents also contain general prohibitions against your use of confidential information, and some of the JP Morgan Documents require you to provide Special Notice of your intent to resign. You have informed Citizens that you are subject to certain restrictions in other JP Morgan Documents that were not provided for review, but are similar to the restrictions described in this paragraph.

As a condition of your employment and during the course of your employment with Citizens, you must honor your obligations pursuant to the JP Morgan Documents for the relevant time periods. If at any time you find yourself in circumstances which you feel may lead to a breach of the restrictions contained in the JP Morgan Documents, you should contact, your Human Resources Business Partner immediately. Should you become aware that JP Morgan Chase or any other former employer alleges that you are violating the terms of an employment agreement or restrictive covenant, you must report such knowledge to your Human Resources Business Partner as soon as practicable.

In reliance on the foregoing, to the extent permitted by law, Citizens shall indemnify and hold you harmless up to $2,125,00.00 against any forfeiture determinations made and communicated to you by JP Morgan Chase within one year of your termination of employment with JP Morgan Chase that arise out of or are based upon a purported violation of the JP Morgan Documents. This indemnification provision is contingent upon your compliance with the terms of this offer letter and Citizens’ reliance that your post-employment restrictions are consistent with those provided by you or described by you to Citizens. You also agree to give Citizens prompt notice of any forfeiture determination made by JP Morgan Chase.

When your start date is determined, we will arrange for your new hire orientation. Located on the On-Boarding site are the Fair Lending Policy Statement, Code of Ethics, Corporate Bank Secrecy Compliance Policy, and detailed benefit information. You will need to bring your completed On-Boarding paperwork to your new hire orientation session. The required documents can be accessed at https://www.cfgconnections.com if you use the directions to access the website as a guest. Please print, review and complete the required forms and policies. If you have any difficulty in completing these documents please contact your recruiter

Following orientation, you will report to Jim Connolly at the Citizens One Plaza Office. As a condition of your employment with Citizens we will be verifying documentation that shows that you are legally eligible to work in the United States. You will find a list of documents acceptable for verifying your identity and employment eligibility on the back of the U.S. Department of Justice Immigration and Naturalization Form I-9. Please be prepared to provide this information on your first day of employment. Federal law requires that, if this documentation is not provided within 3 days of your start date, you must be removed from Citizens’ payroll. Additionally, your employment with Citizens is contingent upon satisfactorily meeting our pre-employment and background check requirements.

Please note that employment with Citizens is “at-will,” and can be terminated by either party at any time and for any reason, with or without notice. The terms and conditions of your employment, including, but not limited to: duties; compensation; location and employment may change at any time. By signing below, you agree that no representations or promises inconsistent with this paragraph have been made to you.

If your position is termed redundant, you will be treated similarly to other Vice Chairmans. Citizens has sole discretion to determine whether a termination is “for cause,” however, typically the following will constitute cause for purposes of this Plan, as determined by Citizens or the Plan Sponsor:

(a) the Employee’s continued failure or refusal of the Employee to perform satisfactorily any duties reasonably required of the Employee;

(b) the commission of any fraud, misappropriation, embezzlement, dishonesty, breach of trust or money laundering, or any other conduct that can be deemed a breach of Citizens’ Code of Ethics or the Royal Bank of Scotland’s Code of Conduct;

(c) reporting to work under the influence of alcohol, narcotics or unlawful controlled substances, or any other material violation of any Citizens employment policies/procedures;

(d) conviction of a felony or misdemeanor, or conduct in violation of state or federal law that would constitute a basis for a criminal charge or indictment of a felony, or of a misdemeanor involving dishonest or fraudulent conduct;

(e) violation of any securities or commodities laws, any rules or regulations pursuant to such laws, or the rules and regulations of any securities or commodities exchange or association of which the Company is a member, or violation of any similar federal, state or local law, regulation, ordinance or licensing requirement applicable to employees of financial institutions; or

(f) conduct that may reasonably be expected to have a material adverse effect on the financial interest or business reputation of Citizens.

Following your start date, you may call the Human Resources Service Center at [—] with any benefits or other Human Resources related questions.

This employment offer will expire five business days from the date of this letter.

Brad, we are delighted with your decision to join RBS Citizens, N.A. and look forward to you becoming a member of the team. If you have any questions, please feel free to call me directly at [—] or my mobile number is [—].

Please sign below to acknowledge your acceptance, and return this letter to me.

Sincerely,

Susan M. Mason

Director of Recruiting, RBS Americas

Human Resources

Accepted and agreed to:

/s/ Brad L. Conner	5/28/2008

Brad Conner	Date

Note:	Please remember to visit our website at [—] to print, review and complete the required forms and policies. These documents will be collected on your first day during new-hire orientation.

cc: Personnel File Folder

Requisition number [—]